Exhibit 21.1

STORAGE TECHNOLOGY CORPORATION

STATE OF
U.S. SUBSIDIARIES	INCORPORATION
StorageTek International Corporation	Delaware
StorageTek International Services Corp.	Delaware

NON - U.S. SUBSIDIARIES	COUNTRY OF INCORPORATION
StorageTek New Zealand Pty., Limited	Australia/New Zealand
Storage Technology of Australia Pty., Limited	Australia
Storage Technology Austria GmbH	Austria
Storage Technology (Belgium) N.V./S.A.	Belgium
Storage Technology (Bermuda) Ltd.	Bermuda
StorageTek (Bermuda) Finance Limited	Bermuda
StorageTek Brasil Ltda.	Brazil
StorageTek Canada, Inc.	Canada
StorageTek Chile S.A.	Chile
StorageTek (China) Services Company Limited	China
StorageTek A/S	Denmark
StorageTek OY	Finland
Storage Technology European Operations, S.A.S.	France
Storage Technology France, S.A.S.	France
StorageTek SBG Europe	France
Storage Technology GmbH	Germany
Storage Technology Holding GmbH	Germany
netIX System Consulting GmbH	Germany
StorageTek North Asia Limited	Hong Kong
StorageTek (India) Private Limited	India
StorageTek Ireland Limited	Ireland
Storage Technology Italia, S.p.A.	Italy
Storage Technology Asia/Pacific, K.K.	Japan
Nihon Storage Technology, Ltd.	Japan
StorageTek Korea, Ltd.	Korea
StorageTek (Malaysia) Sdn. Bhd.	Malaysia
StorageTek de Mexico, S.A. de C.V.	Mexico
Storage Technology (The Netherlands) B.V.	Netherlands
StorageTek European Holding, B.V.	Netherlands
StorageTek Global Trading B.V.	Netherlands
StorageTek AS	Norway
StorageTek Poland Sp. Zo.o.	Poland
StorageTek South Asia Pte. Ltd.	Singapore
StorageTek España, S.A.	Spain
Storage Technology Sweden AB	Sweden
StorageTek AG	Switzerland
Storage Technology Holding Limited	United Kingdom
Storage Technology Limited	United Kingdom